Exhibit 99.1

                            News

CNO Financial Group Elevates Executive Leadership Roles, Names Jean Linnenbringer Chief Operations Officer and Mike Mead Chief Information Officer

CARMEL, Ind., December 8, 2022 /PRNewswire/ -- CNO Financial Group, Inc. (NYSE: CNO) today announced it is elevating two key senior leaders to the company’s Executive Leadership Group: Jean Linnenbringer as chief operations officer and Mike Mead as chief information officer. Both appointments are effective January 1, 2023, and will report to Gary C. Bhojwani, chief executive officer.

“Over the last several years, CNO has advanced our operations and technology capabilities to execute against our strategic growth priorities,” said Gary C. Bhojwani, chief executive officer. “Jean and Mike are seasoned insurance executives who are already responsible for the day-to-day management of our operations and technology functions. They are both proven leaders who have demonstrated that they are ready to step into greater leadership roles.”

“Jean is a highly accomplished leader who has made significant contributions to our operational excellence and customer experience during her last seven years at CNO,” continued Bhojwani. “Mike’s track record as a transformational leader and technology executive is an important strategic fit for our growing and evolving business. We will continue to draw on their deep understanding of CNO, our customers and our market.”

Linnenbringer has more than 30 years of operations management experience in the insurance and financial services industries. She joined CNO in 2015 and since August 2017 has served as the company’s senior vice president of enterprise operations. As chief operations officer she will continue to lead new business and underwriting, customer service, claims, agent care, and operations support for the CNO family of brands, including Bankers Life, Colonial Penn, Optavise and Washington National.

Mead has more than 25 years of experience in general management and technology leadership within the insurance industry. He joined CNO in 2018 as senior vice president and chief information officer. In his elevated role he will continue to be responsible for strategy and execution of CNO’s information technology, cybersecurity, IT infrastructure, and digital transformation.

Linnenbringer and Mead succeed Bruce Baude, chief operations and technology officer, who is leaving his current role as of December 31, 2022.

“During his 10-year career with CNO, Bruce has served as a strategic partner and thought leader who strengthened and evolved our operations and technology capabilities,” said Bhojwani. “Bruce helped build CNO into the organization that it is today, and the company remains well-positioned to support our customers and partners in the next phase of our growth due to his considerable contributions. We wish Bruce continued success in all his future endeavors.”

Bios
Linnenbringer joined CNO in June 2015 as vice president, customer service and was named senior vice president, enterprise operations in August 2017. Prior to joining CNO, she spent 15 years at Genworth

Financial in multiple roles, including senior vice president and chief operational risk officer. Linnenbringer earned a Bachelor of Science degree in business administration from Strayer University and a Master of Emergency Management from the University of Richmond.

Mead joined CNO in November 2018 as senior vice president and chief information officer. Prior to joining CNO, he spent 22 years at AIG, where he served as senior vice president and transformation executive with AIG Technologies responsible for delivering global transformation initiatives spanning technology and people. Mead holds a bachelor’s degree in Business Administration from Texas Tech University and a Master of Business Administration from Southern Methodist University. He is a Certified Professional Coach and Certified SAFe 5 Agilist.

About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) secures the future of middle-income America. CNO provides life and health insurance, annuities, financial services, and workforce benefits solutions through our family of brands, including Bankers Life, Colonial Penn, Optavise and Washington National. Our customers work hard to save for the future, and we help protect their health, income and retirement needs with 3.2 million policies and $33 billion in total assets. Our 3,400 associates, 4,400 exclusive agents and 4,700 independent partner agents guide individuals, families and businesses through a lifetime of financial decisions. For more information, visit CNOinc.com.

For further information:

(News Media) Valerie Dolenga Valerie.Dolenga@CNOinc.com
(Investors) Adam Auvil Adam.Auvil@CNOinc.com